Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700
NEWS RELEASE

Willis Lease Finance Authorizes $30 Million Share Repurchase Program

Novato, California - December 8, 2009 — Willis Lease Finance Corporation (NASDAQ:WLFC) announced today that its Board of Directors has authorized a plan to repurchase up to $30 million of its common stock over the next three years. Willis Lease had 9.2 million shares of common stock outstanding as of September 30, 2009.

The timing of the purchases and the exact number of shares to be purchased will depend on market conditions and be subject to all regulatory requirements. The share repurchase program does not include specific price targets or timetables and may be suspended at any time. Depending on financial and market conditions, the program could be terminated prior to completion.  Purchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise.

“Strong capital availability, excellent customer relationships, orders with major manufacturers, customer-driven engine pooling, and a solid management is our recipe for a solidly profitable business organization.  Our success in the past few years further expands our ability to pursue investments in our business while returning capital to shareholders through share repurchases,” commented Charles F. Willis, President and Chief Executive Officer.

Net income available to common shareholders in the first nine months of 2009 totaled $19.0 million, or $2.13 per diluted common share, compared to $19.9 million, or $2.28 per diluted common share, in the first nine months of 2008.  Book value was $20.15 per share at September 30, 2009, compared to $18.68 per share a year.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.  In June 2009, Willis Lease Finance was added to the Russell 2000 Index, a subset of the Russell 3000 Index, which are both widely used by professional money managers as benchmarks for investment strategies. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.  For more information about Willis Lease Finance Corporation, please visit www.willislease.com.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on December 8, 2009, at 1:30 p.m. PST.